Exhibit 10.12

Loan Agreement

This agreement is made on 4th March 2022

PARTIES

between:

JSKS ENTERPRISES PTY LTD, (ACN 105 475 170) of 2/100 Park Road, Slacks Creek, Queensland, 4127 (Lender)

AND

AUSTRALIAN OILSEEDS INVESTMENTS PTY LTD, (ACN 158 999 949 ) of 2/100 Park Road, Slacks Creek, Queensland, 4127 (Borrower).

BACKGROUND

(A)	The Lender has agreed, at the request of the Borrower, to provide a loan to the Borrower.

(B)	The Lender and Borrower have agreed to enter into this loan transaction on the basis of the terms and conditions set out in this Agreement.

OPERATIVE PROVISIONS

1.	Definitions and interpretation

1.1.	Definitions

Act means the Corporations Act 2001 (Cth).

Authorised Signatory means:

(a)	where the Borrower is a corporation, each person at any time and from time to time duly authorised by the borrower as a person empowered to sign, give or make all instruments, notices, communications and other documents required under this Agreement or the security provided under this Agreement, a specimen of whose signature has at any time and from time to time been provided to the Lender; or

(b)	where the Borrower is a natural person, that person.

Business Day means, in respect of each payment, other transaction or calculation which need to be made or done under this Agreement or for the purposes of this Agreement, a day on which business by and between banks may be carried on in the Lender’s city of principle place of business.

Default Interest Rate means a rate of 10%% per annum.

Establishment Fee means a fee of 0 payable by the Borrower to the Lender in consideration of the Lender approving provision of the Loan.

Event of Default means any of the events, omissions or occurrences specified in clause 10.

Interest Payment Dates means the last day of each month commencing on 31st March 2022 to and including the Repayment Date.

Interest Rate means a rate of 6% per annum.

Option of Conversion of Loan to Shares At the discretion of Lender, loan can be converted partially or fully into shares of Cootamundra Oilseeds shares listed on Nasdaq, the term set out in Schedule 1.

Loan means, at any time and from time to time, the principal of the Loan Amount outstanding at that time.

Loan Amount means AUD405,000.

Loan Date means the date on which the Loan Amount is paid to the Borrower.

Related Body Corporate means any body corporate which is related to the Borrower within the meaning given to the term related in section 9 of the Act.

Repayment Date means 3 years loan annversiary or another date as the Lender and the Borrower agree in writing, subject to the provisions of this Agreement relating to accelerated payment of the loan.

Tenure means 3 year loan annverisary and to be renewed automatically if no repayment notice is requested by the lender within 90 days after 3 years loan annversiary.

1.2.	Interpretation

(a)	Words importing the singular include the plural and vice versa. Any gender includes other genders. Any reference to a person includes a reference to a corporation, firm, authority, government or governmental agency.

(b)	A reference to legislation or a legislative provision includes all regulations, orders, proclamations, notices or other requirements under that legislation or legislative provision. It also includes any amendments, modifications or re-enactments of that legislation or legislative provisions and any legislation or legislative provision substituted for, and any statutory instrument issued under, that legislation or legislative provision.

(c)	The clause headings in Agreement are for reference purposes only and do not in any way influence or affect the meaning of this Agreement.

(d)	A reference to any deed, agreement, licence, document or other instrument, including this Agreement, includes a reference to that deed, agreement, licence, document or other instrument as renewed, extended, novated, varied or substituted from time to time.

(e)	A reference to any party to this Agreement or to any other deed, agreement, licence document or other instrument required under this agreement or for the purposes of this agreement includes that party’s executors, administrators, substitutes, successors and permitted assigns.

(f)	Where under or pursuant to this Agreement or anything done under this Agreement the day on or by which any act, matter or thing is to be done is not a business day, such act, matter or thing must be done on the immediately succeeding business day.

(g)	Where under or pursuant to this agreement or anything done under this agreement the day on or by which any act, matter or thing is to be done is the last day of any month. If that day does not occur in a month, the act, matter or thing must be done on the last day of that month.

(h)	References to clauses are references to clauses in this Agreement.

(i)	A reference to winding up or bankruptcy includes bankruptcy, winding up, liquidation, dissolution, becoming an insolvent under administration (as defined in section 9 of the Act) and to the circumstances and events giving rise to or contributing to these matters.

1.3.	Sole Agreement

The covenants and provisions contained in this Agreement exclusively and completely state the rights and obligations of the Borrower and Lender with respect to the Loan. This Agreement supersedes all negotiations and prior agreements, whether written or oral in respect of the loan. If there is any conflict or inconsistency between the terms, conditions and provisions of this Agreement and the Security, the terms, conditions and provisions of this Agreement will prevail.

1.4.	Joint and several liability

Where the Borrower comprises more than one person, the covenants and agreements on their part contained or implied in this Agreement bind them jointly and each of them severally.

2.	Conditions precedent to Lender’s obligations

2.1.	Conditions precedent

The Lender’s obligation to provide the loan to, or at the direction of, the Borrower, is subject to and conditional on:

(a)	the Borrower delivering to the Lender a copy, certified by an authorised signatory of the Borrower as complete, accurate and up-to-date certificate of incorporation and constitution of the Borrower;

(b)	the Borrower delivering to the Lender a copy, certified by an authorised signatory of the Borrower as complete and accurate, of a resolution of the board of directors evidencing approval of this Agreement and Security, all matters required to be done by the Borrower under or pursuant to this Agreement and the Security, and authorising appropriate officers as authorised signatories to execute or sign on behalf of the Borrower all notices, communications and other documents and instruments required under this Agreement;

(c)	the Borrower delivering to the Lender authenticated specimen signatures of its or their authorised signatories;

(d)	the Lender having received evidence satisfactory to the Lender that the Borrower has validly entered into, and become bound by the terms of this Agreement and this Agreement has, where necessary, been duly stamped;

(e)	the Lender having received a sworn valuation, addressed to the Lender, of the property the subject of the Security from a valuer selected by the Lender assessing the property as having a fair market value reasonably acceptable to the Lender but in any event not less than AUD405,000 equal to at least 100%% of the Loan;

(f)	the Lender having received evidence reasonably satisfactory to the Lender that the Borrower has validly entered into, and become bound by, the terms of the Security and, if appropriate, that the Security is stamped and registered in accordance with any regulatory requirements governing such registration;

(g)	the Borrower having paid the Establishment Fee on or before the Loan Date;

(h)	the representations and warranties of the Borrower contained in this Agreement being true and correct on the Loan Date; and

(i)	no change of circumstance (as defined in this Agreement) has occurred.

2. 2.	Non-satisfaction of conditions precedent

(a)	If each of the conditions precedent set out in clause 2.1 has not been fulfilled, fully satisfied or expressly waived in writing on the Loan Date, the Lender will not be under any obligation to make the Loan Amount available to the Borrower.

(b)	In the circumstances in clause (a), the Borrower must, on demand by the Lender, pay to and indemnify the Lender against any:

(i)	costs;

(ii)	losses;

(iii)	charges;

(iv)	expenses;

(v)	liabilities;

(vi)	damages;

(vii)	fees; and

(viii)	disbursements,

paid or incurred by the Lender in consequence of the Loan Amount not being provided to the Borrower.

(c)	These amounts include, but are not limited to:

(i)	costs;

(ii)	losses;

(iii)	charges;

(iv)	expenses;

(v)	liabilities;

(vi)	damages;

(vii)	fees; and

(viii)	disbursements,

paid or incurred by the Lender liquidating or otherwise employing deposits by, or advances from, third parties acquired by the Lender to fund or assist in funding the provision of the Loan Amount.

3.	Provision of Loan Amount

Subject to the prior and continuing satisfaction of the conditions precedent set out in clause 2.1, the Lender will, on request by the Borrower, provide the Loan Amount on the Loan Date or other date as agreed between the parties in writing. The Loan Amount will be provided to the Borrower in a method mutually agreed by the Lender and Borrower.

4.	Payment of Interest

(a)	The Loan will accrue Interest at the end of each Interest Payment Date at the Interest Rate.

(b)	The Borrower must pay the Interest in arrears on each Interest Payment Date.

(c)	Interest under this clause accrues daily and is calculated on the daily balance of the Loan on the basis of a 365-day year.

(d)	Interest which accrues up to any Interest Payment Date is payable on the earlier of:

(i)	the date on which the Loan is repaid in full; and

(ii)	the relevant Interest Payment Date,

(iii)	and is capitalised, to the extent that it has not been paid, on the relevant Interest Payment Date.

(e)	Nothing in this clause effects the Borrower’s obligation to pay each amount which is due and payable under this Agreement on the date on which it falls due for payment.

(f)	Where any sum, or part of any sum, payable by the Borrower under this Agreement is not paid to the Lender on or before its due date for payment, default interest will accrue on the outstanding amount. The accrued default interest:

(g)	must be paid by the Borrower to the Lender on demand by the Lender;

(i)	will be calculated at the Default Interest Rate for which the outstanding amount is overdue;

(ii)	will accrue on and from the due date for payment of the outstanding amount up to but excluding the date of payment; and

(iii)	will be computed on a daily basis for actual days elapsed and will be compounded on the last day of each month.

5.	Other payments

5.1.	Establishment Fee

The Borrower must pay the Establishment Fee to the Lender on or before the Loan Date whether not the Borrower satisfies any or all of the conditions precedent set out in clause 2.1.

5.2.	Costs and Expenses

Whether or not the Borrower satisfies any or all of the conditions precedent set out in clause 2.1, the Borrower must, on demand by the Lender, pay to and indemnify the Lender against all costs, losses, charges, expenses, liabilities, damages, fees and disbursements, (including all reasonable legal costs on a solicitor and client basis) paid by the Lender, of or incidental to:

(a)	the negotiation, preparation, executions and (if applicable) stamping and registration of this Agreement, the Security and all other deeds, agreements, licenses, documents and other instruments to be negotiated, prepared, executed, and stamped and registered under or for the purposes of this Agreement or the Security;;

(b)	any breach of, or default under, this Agreement or the Security by the Borrower (including the fees of all professional consultants properly incurred by the Lender in consequence of or in connection with such breach);

(c)	the exercise or attempted exercise of any right, power, privilege, authority or remedy of the Lender under or by virtue of this Agreement or the Security; and

(d)	all taxes, outgoings, penalties, fines demand, charges or costs, stamp and other duties and assessments imposed by a court or by any federal Sate or municipal, statutory or other authority or otherwise, including any related bank charge, financial institution duties and debits taxes directly or indirectly on this Agreement, Security or any receipt or payment under this Agreement or the Security.

6.	Repayment

The Borrower must repay and finally discharge the Loan on the Repayment Date. The Borrower must also pay any interest accrued on the Loan and not then paid, and all other amounts payable to the Lender under this Agreement that remains unpaid on or before the Repayment Date.

7.	Method of payment

7.1.	Time of payment

All payments to be made under this Agreement by the Borrower to the Lender must unless otherwise specified or agreed by the Lender, be made in Australian dollars in immediately available funds not later than 5pm on the due date for the payment.

7.2.	Place of payment

All payment to be made under this Agreement by the Borrower to the Lender must be paid by electronic payment directly into the lender’s bank account or by BPAY. Any payment made in any other way and any payment sent by mail will be at the Borrower’s risk until it is actually received by the Lender

7.3.	No set-off or counterclaim

Despite any term, whether express or implied, in this Agreement, any rule of law or course of conduct to the contrary, payments under this Agreement must be made by the Borrower without set-off or counterclaim and, subject to clause 7.4 below, free and clear of, and without, any deductions.

7.4.	No withholdings

(a)	All payments to be made under this Agreement, whatever their nature, must, to the full extent permitted by law, be made by the Borrower without any deduction for, or on account of, any income or other taxes, imposts, deductions or other withholdings of any kind (Withholdings).

(b)	If the Borrower is compelled by law to deduct any Withholdings from any payment, the Borrower must ensure that the deduction made does not exceed the minimum legal liability.

(c)	The Borrower must also pay to the Lender whatever additional amount is necessary to ensure the Lender receives the full amount of the payment due under this Agreement as if the Withholdings had not been deducted.

7.5.	Delivery of receipts

The Borrower must deliver, or ensure the delivery, to the Lender within 30 Business Days after the payment of any deduction or Withholding referred to in clause 7.4 above, the tax receipts and other documentation certifying the actual payment of that deduction or Withholding.

7.6.	Reserve requirement or change of law If, after the date of this Agreement:

(a)	any form of reserve or special deposit requirement, whether or not it has the force of law is imposed on assets of, or deposits in or for the account of the Lender or on credit extended from deposits;

(b)	any existing form of reserve or special deposit requirement, whether or not it has the force of the law, is deemed to apply to assets of, or deposits in or for the account of, the Lender or on credit extended from such deposits;

(c)	any form of reserve or special deposit requirement, whether or not it has the force of law is imposed on or deemed to apply to assets of, or deposits in or for the account of the Lender or on credit extended from deposits, is changed from time to time;

(d)	there is a change in, or extension of, any applicable law or regulations relating to taxation, or the interpretation or application of any applicable law or regulation relating to taxation which results in the Lender being subjected to any tax in respect of this Agreement, the Loan, any part of the Loan or any amount or amounts payable under this Agreement (except for taxes on the overall net income of the Lender); or

(e)	any law, regulation or any other condition, whether or not having the force of law, is introduced or, if already existing is deemed applicable or is changed or there is any change in its interpretation, application or enforcement by any governmental or other authority charged with its administration, application or enforcement (Change of Circumstance), and the result of any of the matters above is to:

(i)	reduce the amount received or receivable by the Lender under this Agreement below the amount expected at the date of this Agreement to be receivable by the Lender; or

(ii)	increase the cost to the Lender of providing the advance or maintain the Loan above the cost expected at the date of this Agreement.

By an amount which the Lender reasonably considers to be material, the Lender will advise the Borrower in writing of the amount of the shortfall or the increased cost. The Borrower must then, within 30 Business Days of receiving that written notice, either:

(i)	pay the Lender the amount of the shortfall in the amount received or receivable or the amount of the increased cost of providing the Loan or maintaining the Loan; or

(ii)	prepay the Loan, together with Interest or any unpaid Default Interest accrued on the Loan and all other amounts payable under this Agreement and unpaid, without premium or penalty.

8.	Representations and warranties

8.1.	Borrower’s representations and warranties The Borrower represents and warrants that:

(a)	it is registered as a company under the Act, and has the power to carry on its business and own its property in the manner and in the locations in which such business is presently being carried on or property owned;

(b)	it has full power and authority under its constitution:

(i)	to enter into this Agreement and the Security;

(ii)	to do all things required by this Agreement and the Security;

(iii)	all necessary meetings have been held;

(iv)	all required resolutions have been passed; and

(v)	any other action necessary to authorise the execution and performance of this Agreement and the Security has been taken;

this Agreement and the Security will each constitute the legal, valid, binding and enforceable obligation of the Borrower in accordance with their respective terms;

(c)	except as disclosed in writing to the Lender and dispensed with in writing by the Lender, neither the execution nor the performance of this Agreement or the Security will:

(i)	violate in any respect any statute, decree, rule or regulation or any determination, order or award of any court or any governmental, judicial or public body or authority applicable to the Borrower;

(ii)	cause any limitation, whether imposed by state, decree, rule or regulation on any of the powers of the Borrower or on the Borrower’s right or ability to exercise such powers to be exceeded;

(iii)	conflict with, or result in any breach of, or require any consent or approval under, any mortgage, agreement or other undertaking or instrument to which the Borrower is a party or which is binding on the Borrower or any of the Borrower’s assets;

(iv)	result in a mortgage, charge, lien or other encumbrance over any of the Borrower’s assets; or

(v)	cause any limit on the powers of the Borrower in respect of borrowing, guaranteeing, raising financial accommodation or otherwise to be exceeded;

(vi)	except as disclosed in writing to the Lender and dispensed with in writing by the Lender, the Borrower is not in default or difficulty under any deed, agreement or other document or obligation to which it is a party or by which it is bound, or in respect of any financial commitment or obligation, including obligations under guarantees or other contingent liabilities, which default or difficulty is reasonably likely to adversely affect the ability of the Borrower to comply with its obligations under this Agreement or the Security;

(d)	the Borrower is in full and ongoing compliance with its constitution and all companies and securities legislation and regulations, and all other legislation and regulations to which the Borrower may any time and from time to time be subject;

(e)	no event of default or event which, with the giving of notice or the lapse of time or both, would be an event of default and, having occurred, is continuing to subsist;

(f)	except as disclosed in writing to the Lender and dispensed with in writing by the Lender, no litigation or administrative or other proceedings before, or of, any court or governmental authority, agency or other tribunal have, to the knowledge of the Borrower, been initiated or threatened against the Borrower or any of the Borrower’s assets which would or might have a material adverse effect on the business, assets or financial condition of the Borrower;

(g)	the Borrower does not have, and will not during the currency of this Agreement have, any right of set-off, counterclaim, any right to rescind or any other claim with respect to this Agreement by way of cross-action against the Lender;

(h)	all of the most recent annual or half-yearly or both, as the case requires, accounts of the Borrower provided to the Lender provide a true and fair view of the financial position of the Borrower and, except as otherwise disclosed in writing to the Lender and dispensed with in writing by the Lender, no material adverse change has occurred since the date of those accounts to the financial condition of the Borrower; and

(i)	the Borrower is not the trustee of any trust and accordingly enters into this Agreement on its own behalf.

8.2.	Deemed repetition

The representations and warranties set out in clause 8.1 will survive the execution of this Agreement and will be deemed to be repeated and updated as appropriate on each Interest Payment Date and other date of payment of other moneys under this Agreement.

9.	Borrower’s undertakings

9.1.	Financial definitions

In this clause the following terms are defined with reference to the latest financial statements of the Borrower:

(a)	Indebtedness means any payment, repayment or other financial obligation existing or arising including, without limitation, any payment, repayment or other financial obligation:

(i)	in respect of moneys borrowed (including interest and other charges in respect of moneys borrowed);

(ii)	under acceptance credits or like transactions involving the discounting of bills of exchange with banks or other financial institutions; and

(iii)	under guarantees and indemnities against financial loss issued in respect of any payment, repayment or other financial obligation of another person which would come within this definition; and

(b)	Encumbrance means any mortgage, pledge, lien, hypothecation, security, other similar interest, any deferred purchase or title retention on, or with respect to, the properties, assets, revenues of any kind now owned, accruing (as the case requires), acquired or earned (as the case requires) in the future by the Borrower, but does not include the preference of an obligation arising only by operation of law.

9.2.	Undertakings and agreements

For as long as the Loan remains outstanding under this Agreement to the Lender, the Borrower undertakes:

(a)	not without the Lender’s prior written consent to create or allow to exist any encumbrance (other than under the Security) whether ranking ahead of, side by side with, or after the Security, to secure any indebtedness on any of the present or future property, undertaking, assets or revenues of the Borrower;

(b)	the Borrower can take option to repay the fully amount in earlier than 3 year loan anniversiary as agreed with the notice of 30 days ;

(c)	to provide to the Lender copies of:

(i)	all audited annual reports and accounts and half-yearly financial statements of the Borrower (both consolidated and individual) not later than 30 Business Days after the end of the period to which they respectively relate; and

(ii)	all relevant financial reports and information, as soon as available, issued at any time and from time to time by the Borrower to its or their shareholders;

(d)	to apply the proceeds of the Loan Amount wholly for the purpose of purchasing shares from minority share holders.;

(e)	execute and do, or cause to be executed and done by any guarantor or any other person, at the expense of the Borrower, all assurances and other things as are reasonably required or requested at any time and from time to time by the Lender for giving effect to, and the full benefit of, the covenants contained or implied in this Agreement and the Security in favour of the Lender or to protect the Lender’s rights, powers and remedies under this Agreement or the Security;

(f)	to comply with the requirements of all applicable laws, rules, regulations, orders and decrees of any person, non-compliance with which would, or might, in the Lender’s opinion, have a material adverse effect on the Borrower’s ability to comply with its obligations under this Agreement or the Security;

(g)	to notify the Lender immediately of the occurrence of any Event of Default or event which, with the giving of notice or the lapse of time or both, would become an Event of Default of which the borrower becomes aware which either would, or might, in the Lender’s reasonable opinion, adversely affect the ability of the Borrower fully and promptly to perform its obligations under this Agreement or the Security;

(h)	not without the Lender’s prior written consent to incur any indebtedness in an amount exceeding 50% of the Loan Amount in relation to any one transaction or in relation to any number of transactions taken as a whole;

(i)	to keep its assets and undertaking insured, and to ensure that any major assets leased by it is insured, against risks and in amounts as would prudently be insured against by a person carrying on business similar to the Borrower and to deliver to the Lender on request written details of insurances and appropriate evidence that all insurances are in full force and effect and that all relevant premiums have been paid;

(j)	to ensure that no assets of, or under the control of, the Borrower are transferred, or otherwise alienated, to any person otherwise than in the ordinary course of business for proper market value in money or money’s worth and that no non-current assets of, or under the control of, the Borrower with an aggregate value (taken in conjunction with all assets previously disposed of within the previous 12 months of more than 50% of the Loan Amount are transferred, or otherwise alienated without the Lender’s prior written consent);

(k)	not without the Lender’s prior written consent to reduce, or permit the reduction of, the issued or paid up share capital of the Borrower;

(l)	to notify the Lender immediately of any litigation, administrative or other proceedings initiated or threatened against the Borrower or any of the Borrower’s assets where the amount involved is, or could reasonably be expected to be, 50% of the Loan Amount or its equivalent in any other currency, or more;

(m)	to notify the Lender immediately of any event or change in the Borrower’s circumstances, the effect of which either would or might render any representation or warranty made in this Agreement or the Security untrue or incorrect in any respect; and

(n)	not without the lender’s prior written consent appoint an administrator.

10.	Default and termination

10.1.	Consequences of default

If any of the events described in clause 10.2 occurs, the Loan, together with all interest accrued on the Loan and not then paid, and all other amounts payable under this Agreement and unpaid must, at the option of the Lender and despite any delay or previous waiver of the right to exercise that option, immediately become due and payable. The Borrower will be able to enforce its rights under the Security without the necessity for any demand or notice.

10.2.	Events of default

Each of the following events is an event of default:

(a)	if the Borrower fails to repay the Loan on the Repayment Date, to pay any instalment of Interest on the relevant Interest Payment Date or to pay any other money payable under this Agreement on the due date for payment of that money and such failure continues for more than 30 Business Days;

(b)	if the Borrower fails to perform or observe any of the covenants or provisions of this Agreement on the part of the Borrower to be performed or observed (other than a failure of the type contemplated by clause 10.2(a) and (if capable of remedy) such default continues for more than 30 Business Days (or such longer period as the Lender in its absolute discretion permits) after notice from the Lender requiring the Borrower to remedy the default, unless the non-performance or non-observance has been waived or excused by the Lender in writing;

(c)	if the Lender ascertains that the Borrower has made any false, inaccurate or misleading statement having, in the Lender’s opinion, a material effect on the provision by the Lender of the Loan Amount, the maintenance of the Loan, the acceptance of the Security or in relation to the making of this Agreement, the Security or any related or collateral document;

(d)	if an application for the winding up or bankruptcy of the Borrower, any related body corporate or guarantor is presented and the Borrower, related body corporate or guarantor (as the case requires) cannot within 30 Business Days reasonably satisfy the Lender that the application is frivolous or vexatious, an order is made for the winding up or bankruptcy, or any resolution is passed for the winding up, of the Borrower, any related body corporate or guarantor, except that it will not be an Event of Default where the winding up of the Borrower, the related body corporate or the guarantor (as the case requires) is for the purpose of reconstruction or amalgamation and has the Lender’s prior written consent (which consent will not be unreasonably withheld);

(e)	if a receiver, receiver and manager or provisional liquidator of the assets and undertaking or any part of the assets and undertaking of the Borrower, any related body corporate or guarantor is appointed;

(f)	if any execution or other process of any court or authority is issued against, or levied on, the assets of the Borrower, any related body corporate or guarantor for an amount exceeding 50% of the Loan Amount and is not discharged or a stay of execution is not obtained within 30 Business Days or, a stay of execution having been so obtained, the execution or process is not discharged within 30 Business Days after the issue or levy of the execution or process (as the case requires);

(g)	if without the Lender’s prior written consent, the Borrower, any related body corporate or guarantor suspends payment generally or ceases to carry on its business or is unable to pay its debts within the meaning of section 585 of the Act;

(h)	if there occurs, in the Lender’s reasonable opinion, a material failure by the Borrower, any related body corporate or guarantor, to implement and to continue to apply commercially sound business practices with respect to the proper operation and management of its, or their respective, activities;

(i)	if any action is initiated by any competent authority with a view to striking the name of the Borrower, any related body corporate or any guarantor off the register of companies;

(j)	if without the lender’s prior written consent the borrower, any related body corporate or any guarantor enters into any arrangement, reconstruction or composition with its creditors or any of them;

(k)	if the Borrower, any related body corporate, guarantor or other person appoints an administrator to the Borrower, any related body corporate or guarantor or takes steps to do so or if an inspector is appointed to investigate the affairs of the Borrower, any related body corporate or guarantor;

(l)	if without the Lender’s prior written consent the Borrower, any related body corporate or guarantor reduces its share capital or attempts to do so;

(m)	if the Borrower, any related body corporate or any guarantor is in default under any other arrangement for the provision of financial accommodation and such default has continued unremedied for 30 Business Days, whether or not the default has been waived, except to the extent in any instance that the existence or enforceability of the relevant arrangement is, to the reasonable satisfaction of the Lender, being disputed in good faith by the Borrower, related body corporate or guarantor (as the case requires) by appropriate and current proceedings;

(n)	if without the Lender’s prior written consent effective control of the Borrower or any guarantor is altered to any material extent from that subsisting at the date of this Agreement. For the purposes of this clause effective control of the borrower or any guarantor means:

(i)	control of the composition of the board of directors of the Borrower or that guarantor;

(ii)	control of more than half of the voting power of the Borrower or that guarantor; or

(iii)	control of more than half of the issued share capital of the Borrower or that guarantor, excluding any part of it which carries no right to participate beyond a specified amount in the distribution of either profit or capital;

(o)	if the shares of the Borrower or any related body corporate or any guarantor are listed on any stock exchange, the listing is suspended or revoked and that suspension or revocation remains in force for 30 Business Days;

(p)	if the authority or power of the Borrower to perform its obligations under this Agreement or any security or the authority or power of any guarantor to perform its obligations under the security to which it is a party is revoked or so amended that the Borrower or guarantor (as the case requires) is unable to fully and duly perform and observe those obligations or, if the Borrower or any guarantor is a natural person, the Borrower or that guarantor dies or becomes incapable of managing his or her own affairs;

(q)	the continued performance of the obligations of the Borrower under this Agreement or of the Borrower or any guarantor under the security contravenes, or might in the Lender’s reasonable opinion contravene, any applicable statute, ordinance, proclamation, rule, order, regulation, moratorium or decree of any governmental or other authority;

(r)	if the Security becomes unenforceable or ceases to be fully binding for any reason other than discharge or release in accordance with its terms; or

(s)	if there is a material adverse change, in the lender’s opinion, in the business or financial condition of the Borrower or any guarantor.

10.3.	Acceptance of moneys

The Lender may exercise its rights under clause 10.1:

(a)	despite acceptance of any part of any of the amounts payable under this Agreement after the occurrence of any event of default;

(b)	despite the occurrence of any previous or other Event of Default; and

(c)	without the necessity for any notice to, or of any consent or concurrence on the part of, the Borrower or any other person.

11.	Application of money

(a)	All money received by the Lender under or by virtue of this Agreement will be applied in the following order and manner:

(i)	first, in payment of all costs, charges and expenses properly incurred in, or incidental to, the exercise or performance, or attempted exercise or performance, of any of the powers or authorities conferred on the Lender by this Agreement, the Security or otherwise arising in relation to this Agreement or the Security;

(ii)	secondly, in or towards payment of such other properly incurred costs, charges and expenses in relation to the enforcement of this Agreement or the Security as the Lender thinks fit to pay;

(iii)	thirdly, in or towards payment to the Lender of Interest on the Loan, including Default Interest;

(iv)	fourthly, in or toward repayment to the Lender of the Loan; and

(v)	fifthly, in or towards payment to, or at the direction of, the Lender of any other amount or amounts payable by the Borrower under this Agreement or the Security.

(b)	The surplus of any monies remaining after the application of money set out in clause 11(a), if any, will not accrue interest and will be paid to the Borrower.

12.	Protection of the Lender

12.1.	No requirement for notice or for enforcement of Security It is not incumbent on the Lender to:

(a)	give any notice of its rights under this Agreement or the Security to any guarantor, debtor or member of the Borrower or any other person; or

(b)	enforce the Security or to take any steps or proceedings to enforce the Security.

unless the Lender thinks fit. The Lender is not liable for any omission to give any notice or for any delay in enforcing the Security.

12.2.	Lender not liable for losses

The Lender is not answerable for any involuntary losses or irregularities, which may occur in, or by, the exercise or non-exercise of any of the powers, rights or remedies conferred on the Lender by this Agreement or the Security.

12.3.	Discretion on consent

In any case where, under or pursuant to this Agreement, the doing or execution of any act, matter or thing by the Borrower is dependent on the consent or approval of the Lender, such consent or approval may be given conditionally or unconditionally or may be withheld by the Lender in its absolute uncontrolled discretion, unless this Agreement expressly provides otherwise.

12.4.	Borrower’s risk

Whenever the Borrower is obliged or required under this Agreement to do or effect any act, matter or thing, then the doing of such act, matter or thing will, unless this Agreement expressly provides otherwise, be at the sole risk and expense of the Borrower.

12.5.	Illegality and impossibility

(a)	If after the date of this Agreement:

(i)	any order of any court of competent jurisdiction;

(ii)	any change in, or extension of, or application of, any applicable law or regulation, whether or not having the force of law; or

(iii)	the official interpretation of any applicable law or regulation by any governmental or other authority, monetary or banking agency or central bank charged with the administration of that law or regulation, makes it unlawful, or impossible (in the Lender’s reasonable opinion) for the Lender to give effect to or maintain its obligations under this Agreement, the Lender will, by notice to the Borrower, declare that the Lender’s obligation to provide the Loan Amount or maintain the Loan (as the case requires) is terminated immediately.

(b)	If the Loan Amount has been provided, the Borrower must then, within the lesser of 30 Business Days of receiving that notice and the period of any maximum grace period allowed by any relevant law or regulation for compliance by the Lender with its obligations, prepay the Loan, together with all unpaid Interest accrued on the Loan and all other unpaid amounts payable under this Agreement, without premium or penalty.

13.	Power of Attorney

The Borrower irrevocably appoints the Lender, its successors and assigns, and every director, secretary and officer of the Lender whose title includes the word ‘manager’, severally the attorney of the Borrower with power, at the expense of the Borrower, at any time and from time to time after:

(a)	the occurrence of an Event of Default or an event which, with the giving of notice or the lapse of time or both, would be an Event of Default; or

(b)	the Borrower has failed to comply with any of the Borrower’s obligations under this Agreement, the Security or under any agreement or instrument required under or for the purposes of this Agreement, the Security or under any agreement or instrument collateral to this Agreement, the Security or to which this Agreement or the Security is collateral, on request by the Lender, to do all acts and to execute all documents as may, in the Lender’s reasonable opinion, be reasonably necessary, desirable or expedient to give effect to any right or power conferred on the Lender by this Agreement or the Security.

14.	Judgment currency

14.1.	Application of clause

This clause will apply if:

(a)	as a result of a judgment in any court in any country; or

(b)	to enable the Lender to obtain any judgment in relation to this Agreement or any matter arising under this Agreement, it becomes necessary to convert any principal, Interest or other amount due under this Agreement from the currency in which it is denominated or due into some other currency (Currency Conversion).

14.2.	Rate for currency conversion:

Each Currency Conversion will be effected at the spot rate of exchange (as determined by the Lender in accordance with its normal practice) (Rate of Exchange) prevailing on either the relevant date of default or the Business Day immediately preceding the date of issue of the relevant judgment, whichever is, in the Lender’s opinion, the more appropriate given the economic benefits and burdens which this Agreement is intended to record (Conversion Date).

14.3.	Change in Rate of Exchange

If any change in the rate of exchange occurs between the Conversion Date and the date on which payment of the amount or amounts due is actually made to the Lender, the Borrower must pay to the lender whatever additional amount is necessary to ensure the Lender receives the full amount of the payment due under this Agreement when converted at the Rate of Exchange prevailing on the date the amount is received in the currency in which it is (apart from the judgment) due.

14.4.	Separate debt

Any amount due by the Borrower to the Lender as a consequence of the application of this clause will be due as a separate debt. It will not be affected in any way by any judgment being obtained for any other sum due under this Agreement.

15.	General

15.1.	Non-merger

None of the terms or conditions of this Agreement, nor any act, matter or thing done under or by virtue of, or in connection with, this Agreement will operate as a merger of any of the rights and remedies of the Lender in or under this Agreement or otherwise. All such rights and remedies of the lender will continue in full force and effect.

15.2.	Statutes not to abrogate agreement

Unless application is mandatory by law, no statute, ordinance, proclamation, rule, order, regulation, moratorium or decree of any governmental or other authority, present or future, will apply to this Agreement so as to abrogate, extinguish, impair, diminish, fetter, delay or otherwise prejudicially affect any rights, powers, remedies or discretions given or accruing to the Lender under this Agreement.

15.3.	Reimbursement of the Lender

To the extent permissible at law, the Borrower must, immediately on demand, pay to the Lender an amount equivalent to any moneys paid by the Lender in respect of any liability imposed on the Borrower under or by virtue of this Agreement, despite any statute, ordinance, proclamation, rule, order, regulation, moratorium or decree of any governmental or other authority, present or future, directly or indirectly, imposes liability upon the Lender.

15.4.	Assignments

(i)	This Agreement is binding on, and operates for the benefit of, both the Borrower and the Lender and their respective successors and assigns, except that the Borrower must not assign this Agreement or any of its rights or obligations under this Agreement without the Lender’s prior written consent.

(ii)	The Lender may at any time assign, charge or otherwise deal with its rights under this Agreement and the security. Without limiting the generality of this clause, the Lender may also participate its rights under the whole or any part of this Agreement, the Security or this agreement and the Security. The Lender may transfer the whole or any part of its obligations similarly.

(iii)	The Lender may, for the purposes of any participation or assignment, disclose to a potential participant or assignee all information in its possession about the Borrower or any guarantor. Where the lender assigns or participates its rights, obligations or both as contemplated by this clause, the Borrower and any guarantor must do all acts and things and execute all documents as may, in the Lender’s opinion, be reasonably necessary, desirable or expedient to effect the assignment or participation. The benefit of all provisions of this Agreement will ensure, once the necessary changes have been made, for the benefit of the assignee or participant.

(iv)	The Lender is entitled at any time and from time to time to perform its obligations under this Agreement through any branch or office, provided that branch or office is not a separate legal entity, situated at a location within Australia other than the address specified in this Agreement. In that case, the benefit of this Agreement and the Security will operate in favour of the Lender at the relevant branch or office.

15.5.	Severability and survival of covenants

(a)	If any provision of this Agreement is, or at any time becomes, prohibited by or unlawful under, any applicable law, regulation or other condition actually applied or otherwise becomes void or unenforceable, it will be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. The remaining provisions will, to the extent permitted by the relevant law, regulation or other condition, continue in full force and effect.

(b)	Where, however, the provisions of any such applicable law, regulation or other condition may be waived, they are waived by the Borrower and the Lender to, but not beyond, the full extent permitted by the law, regulation or other condition to enable this Agreement to constitute a valid and binding obligation enforceable in accordance with its terms.

(c)	Any prohibited, unlawful, void or unenforceable provision as envisage in clause 15.5(a) will be replaced immediately by an allowable, lawful, effective and enforceable provision which so far as possible achieves the same economic benefit or burden for the Lender and the Borrower as the prohibited, unlawful, void or unenforceable provision was intended to achieve.

(d)	All obligations of the Borrower under this Agreement will survive the expiration or termination of this Agreement to the extent required for their full observance and performance.

15.6.	Statement by Lender

A statement in writing signed by a director, secretary, or officer of the Lender whose title includes the word ‘manager’ stating the amount due or owing by the Borrower to the Lender under this Agreement as at any date or dates set out in that statement will be prima facie evidence of amount due or owing.

15.7.	All amendments to be in writing

Any amendment to this Agreement must be express and in writing and signed by both parties. This Agreement may not be amended, modified, waived, discharged or terminated verbally nor by implication.

15.8.	No waiver

(a)	Time is of the essence of this Agreement. However, no failure or delay by the Lender to exercise any power, right or remedy under this Agreement will operate as a waiver of that power, right or remedy. Nor will any single or partial exercise of any power, right or remedy under this Agreement preclude any other or further exercise of that power, right or remedy.

(b)	The Lender will only be taken to have waived any power, right or remedy under this Agreement, including (without limitation) its rights in respect of any Event of Default, to the extent that the power, right or remedy has been expressly waived in writing by a director, secretary or other officer of the Lender whose title includes the word ‘manager’, irrespective of any previous waiver of any other breach of the same or any other covenant or provision of this Agreement, the Security or any other agreement.

(c)	The powers, rights and remedies provided under this Agreement to the Lender are not exclusive of any powers, rights and remedies provided at law or in equity.

15.9.	Defective Execution

If there is any defect in the execution of this Agreement by the Borrower or the Lender, that party may re-execute or ratify its purported execution. That re-execution or ratification will relate back to the original purported execution by that party.

15.10.	Counterparts

This Agreement may be executed in any number of counterparts all of which, when taken together, will constitute one and the same instrument.

15.11.	Execution by attorney

If this Agreement is executed on behalf of the Borrower or the Lender by a person authorised to execute it under power of attorney, that person, by his or her execution of this Agreement, states that at the time of execution he or she had no notice of the revocation of that power of attorney.

15.12.	Notices

Any notice or demand to be given under, or in relation to, this Agreement will be deemed to be duly given or made if:

(a)	it is in writing;

(b)	in the case of the Borrower or any guarantor, left at, or sent by prepaid post to, the Borrower or the guarantor (as the case requires) at:

(i)	the Borrower or guarantor’s place of abode;

(ii)	place of business known to the officer sending such notice or demand; or

(iii)	at the registered office of the Borrower or any guarantor being a company; and

(c)	in the case of the Lender, if it is in writing and left at, or sent by prepaid post to, the Lender at its address set out in this Agreement.

Any notice or demand sent by post will be deemed to have been received by the party to whom it is addressed on the day which in the normal course of post it would have been delivered.

15.13.	Governing law and submission to jurisdiction

This Agreement is governed by the law in force in Queensland.Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Queensland, and any court that may hear appeals from any of those courts, for any proceedings in connections with this Agreement and waives any right it might have to claim that those courts are an inconvenient forum.

Executed as an Agreement

Executed by JSKS ENTERPRISES PTY LTD,
in accordance with section 127 of the Corporations Act 2001:
section 127 of the Corporations Act 2001:

/s/ Gary Seaton
Gary Seaton
Director/Company Secretary

Executed by AUSTRALIAN OILSEEDS
INVESTMENTS PTY LTD., in accordance with
section 127 of the Corporations Act 2001:

/s/ Bob Wu
Bob Wu
CFO/Director/Company Secretary

SCHEDULE 1

Option of conversion of Loan to shares: At the discretion of lender, loan can be converted partially or fully into shares of Cootamundra Oilseeds shares listed on Nasdaq.

Conversion Terms : 5% discount to previous 10 days VWAP( value weighted average price) of Cootamundra Oilseeds shares listed on Nasdaq from the day notice.

Day of notice: intent to convert loan to shares over email to , notice can be sent at beginning or end of the month any month.

Minimum conversion notice: AUD 50,000.